LOAN AGREEMENT



                                   dated as of

                                November 18, 1996


                                     Between

                      TANGER PROPERTIES LIMITED PARTNERSHIP

                                       and

                SOUTHTRUST BANK OF ALABAMA, NATIONAL ASSOCIATION






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                                 LOAN AGREEMENT


         THIS LOAN AGREEMENT dated as of November 18, 1996, by and between TANGER PROPERTIES LIMITED PARTNERSHIP, a North Carolina limited partnership (which, together with its Subsidiaries from time to time, is referred to as the "Debtor"), and SOUTHTRUST BANK OF ALABAMA, NATIONAL ASSOCIATION, a national banking association (the "Bank").


                              W I T N E S S E T H:

              WHEREAS, Debtor applied for the issuance of a commitment for a line of credit, and the Bank has agreed to provide such credit facility to Debtor subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants hereunder set forth, the parties hereto agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

         Section 1.1. Defined Terms. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

         "Adjusted Unencumbered Assets" shall mean 100% of Debtor's non-operating cash and cash equivalents which are not subject to any lien, or security interest, plus 60% of Debtor's income earning Undepreciated Real Estate Assets which are not subject to any Encumbrance.

         "Affiliate" of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Voting Stock or any executive officer, director, manager or trustee of any such specified Person or other Person or, with respect to any natural person, any person having a relationship with such person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.


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         "Agreement" shall mean this Loan Agreement, as the same may from time to time be amended, modified or supplemented and in effect.

         "Applicable Increment" shall mean, with respect to the applicable Interest Period, the number of basis points to be added to the LIBOR Rate to calculate the LIBOR Adjusted Rate, as determined under Section 2.11.

         "Business Day" means a day other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of Alabama or a day on which national banks are authorized to be closed in Birmingham, Alabama, and if such day relates to a Conversion to, or Continuation of, or Advance subject to, the LIBOR Adjusted Rate, shall also be a day on which dealings in Dollar deposits are carried out in the interbank market selected by Bank for purposes of setting the LIBOR Rate.

         "Centers" shall mean Tanger Factory Outlet Centers, Inc., a North Carolina corporation, the sole general partner of Debtor.

         "Commitment" shall mean the agreement by the Bank to Debtor to make Loan in accordance with the provisions of Article II hereof in an aggregate principal amount not to exceed the Commitment Amount.

         "Commitment Amount" shall mean the amount not less than $15,000,000.00 as set forth on Exhibit "A" hereto, as amended from time to time.

         "Continue", "Continuation" and "Continued" shall mean the continuation pursuant to Section 2.6 hereof of the LIBOR Adjusted Rate or the Prime Rate accruing on the Note from one Interest Period to the next Interest Period.

         "Convert", "Conversion" and "Converted" shall mean a conversion pursuant to Section 2.6 hereof of the interest rate then accruing on the Note to the LIBOR Adjusted Rate or to the Prime Rate.

         "Debt" shall mean any indebtedness, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any Encumbrance existing on property, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property which would be reflected on a consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on a consolidated balance sheet in accordance with GAAP, and also includes, to the extent not

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         otherwise included, any obligation to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person.

         "Debt Service" shall mean regularly scheduled principal and interest payments, exclusive of balloon maturity payments on all Liabilities, and the current portion of all long-term leases or lease agreements required to be capitalized under GAAP.

         "Debt Service Coverage Ratio" as calculated quarterly for the most recent four quarters then ending shall mean (a) EBITDA divided by (b) Debt Service.

         "Debtor" shall mean Tanger Properties Limited Partnership, a North Carolina limited partnership, together with its successors and assigns and together with its Subsidiaries from time to time.

         "Default" shall mean an event which with the giving of notice or the lapse of time (or both) would constitute an Event of Default hereunder.

         "Dollars" and "$" shall mean lawful money of the United States of America.

         "EBITDA" shall mean Debtor's income before minority interest plus interest, taxes, depreciation, and amortization, all determined in accordance with GAAP consistently applied, calculated quarterly on a rolling four-quarters basis

         "Encumbrances" shall mean individually, collectively and interchangeably any and all presently existing and/or future mortgages or liens (other than those that are fully bonded by deposit of cash or by commercial surety reasonably acceptable to the Bank) or similar charges, contractual and/or statutory charges on real property.

         "Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq. ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499 ("SARA"), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 49 U.S.C. Section 6901, et seq., any similar laws or laws relating to the environment enacted in any State in which Debtor owns real properties, and any applicable Governmental Requirements or regulations adopted pursuant to any of the foregoing.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "Eurocurrency Liabilities" shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time


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         to time.

         "Eurodollar Rate Reserve Percentage" for any Interest Period means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for member banks of the Federal Reserve System with deposits exceeding $1,000,000,000 with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

         "Event of Default" shall mean individually, collectively and interchangeably any of the Events of Default set forth below in Section
         7.1 hereof.

         "Funds from Operations" for any period shall mean the Net Income of the Debtor and its Subsidiaries for such period before giving effect to depreciation and amortization uniquely significant to real estate, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses with respect to the disposition of investments in marketable securities and any provision/benefit for income taxes for such period, plus the allocable portion, based on the Debtor's ownership interest, of funds from operations of unconsolidated joint ventures, all determined on a consistent basis.

         "GAAP" shall mean, at any time, accounting principles generally accepted in the United States as then in effect.

         "Governmental Requirement" shall mean any applicable state, federal or local law, statute, ordinance, code, rule, regulation, order or decree.

         "Guaranty" shall mean an unconditional continuing guaranty of the Indebtedness executed by Centers.

         "Hazardous Materials" shall mean

                  (i) any "hazardous waste" in quantities as defined by either the Resource Conservation and Recovery Act of 1976 (42 U.S.C. ss. 6901 et seq.), or any similar laws or laws relating to the environment enacted in any State in which Debtor owns real property, as amended from time to time, and regulations promulgated thereunder;

                  (ii) any "hazardous substance" in quantities as defined by either the Comprehensive Environmental Response, Compensation and Liability Act of 1980

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         (42 U.S.C. ss. 9601 et seq.) ("CERCLA") or any similar laws or laws relating to the environment enacted in any State in which Debtor owns real property, as amended from time to time, and regulations promulgated thereunder;

                  (iii) any "regulated substance" as that term is defined under the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6991 et seq.;

                  (iv) asbestos in violation of Governmental Requirement;

                  (v) polychlorinated biphenyls in violation of Governmental Requirement;

                  (vi) any substance the presence of which on Debtor's properties is prohibited by Governmental Requirement from time to time in force and effect relating to such properties; and

                  (vii) any other substance which by any such rule or regulation requires special handling in its collection, storage, treatment or disposal.

         "Hazardous Materials Contamination" shall mean the contamination in quantities in violation of any applicable Governmental Requirement (whether presently existing or hereafter occurring) in, on, or under any of the Debtor's properties, including the improvements thereon, by Hazardous Materials.

         "Indebtedness" shall mean, at any time, the indebtedness of Debtor evidenced by the Note in principal, interest, costs, expenses and reasonable attorneys' fees and all other fees and charges, together with all other indebtedness and costs and expenses for which Debtor is responsible under this Agreement or any of the Related Documents.

         "Interest Period" shall mean in connection with each Advance for which the LIBOR Adjusted Rate is applicable, a period of one, two, three, four or six months as selected by the Debtor in the notice of borrowing, or to Continue, or to Convert for such Advance subject to the following:

                  (i) the initial Interest Period for any Advance shall commence on the date of such Advance;

                  (ii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of an Advance would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

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                  (iii) any Interest Period in respect of an Advance which
         begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iv) below, end on the last Business Day of a calendar month;

                  (iv) no Interest Period shall extend beyond the Termination Date.

         "LIBOR Event" shall have the meaning specified in Section 2.7(a) hereof.

         "LIBOR Adjusted Rate" shall mean with respect to the applicable Interest Period, the per annum rate of interest equal to the Applicable Increment added to the LIBOR Rate.

         "LIBOR Rate" shall mean with respect to the applicable Interest Period, the annual rate of interest (rounded upward to the nearest whole multiple of 1/100 of 1%, if such rate is not such a multiple) determined by the Bank, at or before 10:00 a.m. Birmingham, Alabama time on the first day of such Interest Period, to be the annual rate of interest at which deposits of Dollars are offered by prime banks in whatever London interbank market may be selected by the Bank in its sole discretion, acting in good faith, at the time of determination and in accordance with the then existing practice in such market for delivery on the first day of such Interest Period in immediately available funds and having a maturity equal to such Interest Period in an amount equal (or as nearly equal as may be) to the applicable Loan.

         "LIBOR Rate Advances" shall mean Advances bearing interest calculated on the basis of the LIBOR Adjusted Rate.

         "Loan" shall mean the loan made by Bank to Debtor pursuant to this Agreement.

         "Material Adverse Change" shall mean, with respect to Debtor, an event which causes a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Debtor.

         "Net Income" for any period shall mean the amount of consolidated net income (or loss) of the Debtor and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

         "Net Operating Income" for any period shall mean Net Income of the Debtor (i) plus amounts which have been deducted for (a) interest on Debt of the Debtor (b) provision for taxes of the Debtor based on income, (c) amortization of debt discount, (d) depreciation and amortization, (e) the effect of any noncash charge resulting from a change in accounting principles in determining Net Income for such period, (f) amortization of deferred charges and (g) provisions for or realized losses on

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         properties and (ii) less amounts which have been included for gains on properties.

         "Net Worth" shall mean, at any time, the sum obtained by subtracting Total Liabilities from Total Assets.

         "Note" shall mean that certain promissory note made by Debtor evidencing the Loan, in the form of Exhibit "B" hereto, together with any and all extensions, renewals, modifications and substitutions therefor.

         "Person" means any individual, partnership, firm, corporation, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any governmental or political subdivision or agency, department, or instrumentality thereof.

         "Prime Rate" shall mean the per annum rate of interest equal to 1/4% less than the annual rate of interest established from time to time by the Bank as its "base" lending rate or "Base Rate", whether or not that rate is published, and which is not necessarily the lowest rate charged by such bank, such rate to be adjusted automatically on and as of the effective date of any change in such Prime Rate. In the event Bank fails or ceases to publish a Base Rate or is dissolved, merged, or otherwise is not in existence, Bank shall select Citibank, N.A. or, if such bank fails or ceases to publish a prime or base rate or is dissolved, merged, or otherwise is not in existence, Bank shall select another large bank in New York City as the basis for computation of the Prime Rate.

         "Prime Rate Advances" shall mean Advances bearing interest calculated on the basis of the Prime Rate.

         "Related Documents" shall mean and include individually, collectively, interchangeably and without limitation the Note, the Guaranty, and all promissory notes, credit agreements, loan agreements, guaranties, and all other instruments and documents, whether now or hereafter existing, executed in connection with the Indebtedness.

         "Secured Debt" shall mean any Debt secured by any Encumbrance or by any security interest, lien, privilege, or charge on any personal property.

         "Subsidiaries" shall mean at any date with respect to any Person all the corporations of which such Person at such date, directly or indirectly, owns 50% or more of the outstanding capital stock (excluding directors' qualifying shares) and all partnerships, limited liability companies, or other entities of which such Person at such date, directly or indirectly, owns 50% or more of the partnership, limited liability company, or other equity interests.

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         "TL/TA Ratio" shall mean, at any time, the ratio of Total Liabilities to Total Assets.

         "Termination Date" shall mean the earlier to occur of (i) the date set forth on Exhibit "C" hereto, as amended from time to time, or (ii) the date of termination of the Loan pursuant to Article VII hereof.

         "Total Assets" shall mean, at any date, the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of Debtor determined in accordance with GAAP (but excluding intangibles and accounts receivables).

         "Total Committed Unsecured Debt" shall mean, at any time, all of Debtor's unsecured Debt that is outstanding and all Debt which Debtor has the option (whether or not such option is subject to the satisfaction of conditions) to borrow or request be advanced.

         "Total Liabilities" shall mean, at any date, the sum, after eliminating inter-company items, of all liabilities (including, without limitation, deferred taxes) other than minority interests, of Debtor at such date, determined in accordance with GAAP consistently applied.

         "Undepreciated Real Estate Assets" as of any date shall mean the cost (original cost plus capital improvements) of real estate assets of the Debtor on such date, before depreciation and amortization determined in accordance with GAAP.

         "Voting Stock" means stock having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees (or persons performing similar functions), provided that stock that carries only the right to vote conditionally on the happening of an event shall not be considered Voting Stock.

         Section 1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP.

                                   ARTICLE II

                                    THE LOAN

         Section 2.1. The Commitment. Subject to the terms and conditions of this Agreement, the Bank agrees to extend credit to Debtor during the period from the date hereof until the Termination Date by making a Loan (each funding of which is herein referred to as an "Advance", and collectively as "Advances") to Debtor from time to time during the period from the date hereof to and including the Termination Date; provided, that in the event, at any time, and from time to time, the sum of

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outstanding Loan exceeds the Commitment Amount, Debtor shall prepay the Loan by such an amount to cause the sum of the Loan outstanding to equal the Commitment Amount. Within the limits of the Commitment to Debtor hereunder and subject to the terms and conditions of this Agreement, Debtor may borrow Advances, repay Advances, and reborrow Advances, and the Bank shall only be obligated to lend Debtor an amount which will not cause the Commitment Amount to be exceeded and which will not cause the Loan to exceed the Commitment Amount.

         Section 2.2. The Loan. Debtor's obligation to repay the Loan made by Bank shall be evidenced by the Note payable to the order of Bank in the principal sum of the Commitment Amount, with a final maturity of the Termination Date and bearing interest at the applicable LIBOR Adjusted Rate, or the Prime Rate, as set forth herein as in effect from time to time, and which shall be substantially in the form of Exhibit "B" hereto.

         Section 2.3. Interest. Interest on the Note shall be payable in arrears on the fifteenth day of each calendar month commencing December 15, 1996, and on the Termination Date. Interest on the Note will be computed on a 365/360 simple interest basis. Interest shall accrue on the unpaid principal amount of the Loan for the period from and including the Closing Date to the date the Loan shall be paid in full at the following rates per annum:

         (a) during each period that an Advance is subject to a Prime Rate election by Debtor, at the Prime Rate from time to time in effect computed on the outstanding balance of such portion;

         (b) during each period that an Advance is subject to a LIBOR Rate election by Debtor, the LIBOR Adjusted Rate for such Interest Period computed on the outstanding balance of such portion.

         Notwithstanding the foregoing, Debtor will pay to Bank interest at the applicable Post-Default Rate as defined in the Note on any principal of the Loan, or on any other amount payable by Debtor hereunder to Bank, which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period from and including the due date thereof to the date the same is paid in full, which interest shall be due and payable on demand.

         Section 2.4. Principal Repayment. Principal and all accrued and unpaid interest shall be payable on the Termination Date; provided, however, in the event at any time the aggregate outstanding principal amount of the Loan to Debtor causes the Commitment Amount to be exceeded, Debtor shall immediately prepay the Note in an amount necessary to cause the aggregate principal amount of its unpaid Loan to not exceed the Commitment Amount.

         Section 2.5 Additional Interest. Debtor shall pay to Bank, so long as Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar Liabilities, additional interest on the unpaid principal amount of the LIBOR Rate Advances which shall be determined based on reserves actually maintained by Bank pursuant to the requirements imposed by Regulation D of such

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Board of Governors with respect to Eurocurrency Liabilities, for so long as any
LIBOR Rate Advances are outstanding at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBOR Rate for the Interest Period in effect from (ii) the rate obtained by dividing such LIBOR Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of Bank for such Interest Period, payable promptly, and in any event within 10 Business Days after Debtor receives notice of such additional interest from Bank as provided below. Such additional interest payable to Bank shall be determined by Bank after the end of each Interest Period and Bank shall notify Debtor of such additional amount (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of error).

         Section 2.6. Rate and Interest Period Elections. Not later than 3:00 p.m. (Birmingham, Alabama time) on the day before the date of Debtor's request for an Advance, Debtor shall provide Bank with a written notice specifying the Prime Rate or the LIBOR Adjusted Rate as the applicable interest rate to accrue under Advances in an amount not less than that set forth on Exhibit "D". In the event Debtor chooses the LIBOR Adjusted Rate it shall also designate the applicable Interest Period of one, two, three, four, or six months. If for any reason Debtor fails to select an interest rate for any Advance or fails to continue the LIBOR Adjusted Rate beyond the Interest Period selected, such Advance shall bear interest at the Prime Rate from time to time in effect.

         From time to time, Debtor shall have the right to convert to the LIBOR Adjusted Rate, provided (i) Debtor may not select an Interest Period having a maturity as of the date of Conversion later than the Termination Date, and (ii) the LIBOR Adjusted Rate shall remain in effect, and may not be Converted, until the end of the applicable Interest Period selected.

         Notices by Debtor to Bank of Conversions and Continuations and of the duration of subsequent Interest Periods shall be irrevocable and binding on Debtor and shall be effective only if received by Bank not later than 3:00 p.m. (Birmingham, Alabama time) on the day before the first day of such Interest Period. Each such notice of Conversion or Continuation shall specify (a) the dollar amount of the Advance (which shall be not less than the applicable minimum set forth on Exhibit "D" hereto) to be Converted or Continued; (b) whether the applicable interest rate on such Advance is to be Converted or Continued to the Prime Rate or the LIBOR Adjusted Rate; (c) the effective date of Conversion or Continuation (which shall be a Business Day); and (d) the Interest Period, if the LIBOR Adjusted Rate is chosen. In the event that Debtor fails to properly or timely Convert or Continue, such portion of the Loan will be automatically Converted to the Prime Rate at the end of the then current Interest Period (if LIBOR Adjusted Rate is in effect). Notwithstanding the above, requests for Advances made no later than 10:00 a.m. (Birmingham, Alabama time) shall be funded on the same Business Day, provided the Prime Rate election is made with respect to such Advances.

         Section 2.7.  Change in Law; Increased Costs; Etc.

         (a) Change of Law. If at any time Bank determines in good faith (which determination shall be conclusive absent manifest error) that any change in any applicable law, rule or regulation or

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in the interpretation, application or administration thereof makes it unlawful, or any Governmental Authority asserts that it is unlawful, for Bank to fund or maintain the Advances at the LIBOR Adjusted Rate (any of the foregoing determinations being a "LIBOR Event"), then the obligation of Bank hereunder to fund or maintain LIBOR Rate Advances shall be suspended as long as such LIBOR Event shall continue. Upon the occurrence of any LIBOR Event, and at any time thereafter so long as such LIBOR Event shall continue, Bank may exercise its aforesaid option by giving written notice thereof to Debtor, and the Advance shall thereafter bear interest at the Prime Rate.

         (b)      Increased Costs.

         (1) If, after the date hereof, due to either (i) the introduction of or any change in or in the interpretation of any law of regulation or (ii) the compliance with any guideline or request from any Governmental Authority (whether or not having the force of law), or (iii) other acts or occurrences, there shall be any increase in the cost to Bank of agreeing to fund or maintain Advances at the LIBOR Adjusted Rate (except to the extent already included in the determination of the applicable LIBOR Adjusted Rate) then Debtor shall from time to time, upon demand by Bank, pay Bank such additional amounts sufficient to compensate Bank for such increased cost and may make an alternate Interest election for the Advance then subject to the LIBOR Adjusted Rate, to be effective at the termination of the then current Interest Period. Any obligation of Bank hereunder to fund or continue the LIBOR Adjusted Rate applicable to any Advance shall be suspended as long as the events giving rise to such increased costs shall continue, and the Advance shall thereafter bear interest at the Prime Rate. Any request for payment under this Section 2.7(b) will be submitted to Debtor by Bank identifying with reasonable specificity the basis for and the amount of such interest cost, which information shall be conclusive and binding for all purposes, absent manifest error.

         (2) Bank shall use its best efforts (consistent with its internal policies and legal and regulatory restrictions) to avoid or minimize any additional amounts that otherwise would be payable pursuant to this Section 2.7(b); provided that no such change or action shall be required to be made or taken if, in the reasonable judgment of Bank, such change would be disadvantageous to Bank.

         (c)      Funding Losses.

         (1) Debtor will indemnify Bank against, and reimburse Bank on demand for, any net loss, cost or expense incurred or sustained by Bank (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Bank to fund or maintain Advances at the LIBOR Adjusted Rate) as a result of any payment, prepayment by Debtor (whether authorized or required hereunder) of all or a portion of the LIBOR Rate Advances on a day other than the last day of an Interest Period.

         (2) In connection with any demand for payment under this Section 2.7(c), Bank shall deliver to Debtor a statement reasonably setting forth the amount and manner of determining such net loss, cost or expense, which statement shall be conclusive and binding for all purposes, absent error.

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


         Section 2.8. Manner and Notice of Borrowing Under the Commitment. Requests for Advances under the Commitment may be made by Debtor in person, in writing or through telephone calls to Bank and such requests shall be fully authorized by Debtor if made by any one of the persons designated by Debtor in writing to Bank. Debtor shall promptly confirm in writing all requests made in person or by telephone; provided, however, that failure to do so shall not relieve Debtor of the obligation to repay such Advance. Bank shall have the right, but not the obligation, to verify any telephone requests by calling the person who made the request at the telephone number designated by Debtor in writing to Bank. Requests for Advances must be in a minimum amount as set forth on Exhibit "D" hereto, and be received by not later than 3:00 p.m. Birmingham, Alabama time on the day before the proposed Advance. Not later than 3:00 p.m. (Birmingham, Alabama time) on the date of the proposed Advance, assuming all conditions of this Agreement for such Advance has been satisfied, Bank will (a) fund such Advance in the case of (y) below, or (b) commence to wire transfer such Advance in the case of (z) below. The amount thereof shall (y) be credited by Bank to the checking account maintained in the name of Debtor with Bank and the credit advice resulting therefrom shall be mailed to Debtor or (z) at the request of Debtor, Bank shall wire transfer the amount of the Advance as designated in writing from time to time by Debtor. Bank's copy of such credit advice indicating such deposit to the account of Debtor or Bank's receipt of a federal funds wire transfer number shall be deemed conclusive evidence of Debtor's indebtedness to Bank in connection with such borrowing. The aggregate outstanding amount of principal and interest due by Debtor at any given time under the Commitment shall be and constitute the indebtedness of Debtor to the Bank under the Note. When each Advance is made by Bank to Debtor hereunder, Debtor shall be deemed to have renewed and reissued its Note for the amount of the Advance plus all amounts due by Debtor to Bank under its Commitment immediately prior to such Advance.

         Section 2.9. Additional Cost of Loan. If any legislative authority, other governmental authority, court, central bank or any other authority to which Bank is subject, shall at any time impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, capital adequacy or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or shall impose on Bank any law, regulation, rule, directive, instruction, guideline, requirement, judgment, decision or condition of any type or kind whatsoever affecting the Indebtedness or the obligation of Bank to make the Loan or any Advance thereunder, and the result of any of the foregoing is to increase, directly or indirectly, the cost to Bank of making or maintaining the Indebtedness to Debtor, or to reduce, directly or indirectly, the amount of the sum received or receivable by Bank under this Agreement or under the Note, then Debtor shall become obligated to Bank for all such amounts as will compensate Bank for such increased cost or reduction in revenues incurred as a result thereof. Bank will promptly notify Debtor of any event of which it has knowledge, occurring after the date hereof, which will entitle Bank to compensation pursuant to this Section 2.9. A certificate of Bank claiming compensation under this Section 2.9 and setting forth the additional amount or amounts to be paid to it hereunder and the reasons therefor shall be conclusive in the absence of error. Thereafter, Debtor shall pay to the Bank, upon demand from time to time any amounts necessary to compensate the Bank for such increased cost of reduction in revenues incurred as a result of any such events. In the event that Debtor cancels this Agreement and the Commitment because it believes such costs to be excessive and repays the Indebtedness in full prior to the due date of the next annual commitment fee, Debtor shall not be liable for such additional commitment fee; provided, in no event shall Debtor be entitled to a refund of any amounts previously paid as commitment fee.

         Section 2.10. Commitment Fee; Credit Fee. Debtor agrees to pay to Bank
(a) on the date hereof and on each anniversary of the date hereof, in advance an annual commitment fee of 0.25% of Commitment Amount, and (b) in arrears due ten days after receipt of invoice from the Bank prepared as of the last day of December, March, June and September and on the Termination Date, commencing December 31, 1996, a quarterly credit fee equal to 0.125% per annum of the average unused portion of the Commitment Amount. The commitment fees payable pursuant to (a) shall be pro-rated in the event that the remaining term of the Loan is less than one (1) year.

         Section 2.11. Calculation of the Applicable Increment. The Applicable Increment shall be determined for each Interest Period on the first day of such Interest Period as follows:

         If Debtor's TL/TA ratio is greater than or equal to 0.5, the Applicable Increment shall be 175 basis points;

         If Debtor's TL/TA ratio is less than 0.5 but equal to or greater than 0.4, the Applicable Increment shall be 165 basis points;

         If Debtor's TL/TA ratio is less than 0.4, the Applicable Increment shall be 150 basis points.

         Debtor's TL/TA ratio shall be determined as of the most recently reported Financial Statement provided pursuant to Section 5.1 hereof.

         Section 2.12. Debtor's Right to Terminate. At any time Debtor may prepay the Loan and any Advance thereunder in full and, at Debtor's option, terminate the Loan and this Agreement by written notice to Bank without termination fee or penalty (other than any payments due as a result of prepaying a LIBOR Rate Loan prior to the termination of the then applicable Interest Period) or obligation to pay further amounts of any kind to Bank.

                                   ARTICLE III

                              CONDITIONS PRECEDENT

         Section 3.1. Conditions Precedent to Advances. The obligation of Bank to make any Advance hereunder shall be subject to the satisfaction and the continued satisfaction of the following conditions precedent:

         (a) Debtor shall have executed and delivered to Bank this Agreement, the Note, the Guaranty and all other documents required by this Agreement;

         (b) The representations and warranties of Debtor as set forth herein, or any Loan Document furnished to Bank in connection herewith, shall be and remain true and correct (except for any changes permitted under this Agreement or as to which Bank has previously consented in writing);

         (c) Bank shall have received as of the execution of this Agreement a favorable legal opinion of general counsel to Debtor and Centers in form, scope and substance satisfactory to Bank;

         (d) Bank shall have received certified resolutions of the general partner of Debtor authorizing the execution of all documents contemplated hereby;

         (e) Bank shall have received certified resolutions of Centers authorizing the execution of the Guaranty;

         (f) Bank shall have received all fees, charges and expenses which are due and payable as specified in this Agreement;

         (g) No Default or Event of Default shall exist or shall result from the making of the Loan or any Advance;

         (h) Debtor shall have provided Bank with all financial statements, reports and certificates required by this Agreement;

         (i) Bank's counsel shall have reviewed the partnership agreement of Debtor and shall be satisfied with the validity, due authorization and enforceability of all Loan Documents;

         (j) Bank shall have received the commitment fee for the first twelve months of the Loan.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         Debtor represents and warrants to the Bank as follows:

         Section 4.1. Authority. Debtor is a North Carolina limited partnership, duly formed, validly existing and in good standing under the laws of the State of North Carolina and is duly qualified and in good standing as a foreign corporation in all jurisdictions where the failure to qualify would have an adverse effect upon the ability of Debtor to perform its obligations under this Agreement and all Related Documents. Debtor has the power to enter into this Agreement and the Related Documents and to issue the Note. Debtor has the partnership power to perform its obligations hereunder and under the Related Documents. The making and performance by Debtor of this Agreement and the Related Documents have been duly authorized by all necessary partnership action, and do not and will not violate any provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to Debtor or the agreement of limited partnership of Debtor. The making and performance by Debtor of this Agreement and the Related Documents to which it is a party do not and will not result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement or instrument to which Debtor is a party or by which Debtor may be bound or affected, or result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than as contemplated by the Related Documents) upon or with respect to any of the properties now owned or hereafter acquired by Debtor, and Debtor is not in default under or in violation of any such order, writ, judgment, decree, determination, award, indenture, agreement or instrument. Each of this Agreement and the Related Documents to which Debtor is a party constitute legal, valid and binding obligations of Debtor, enforceable in accordance with their terms.

         Section 4.2. Financial Statements. The balance sheet of Debtor as of the date thereof, and the related statements of income and retained earnings for the year then ended, copies of which have been delivered to Bank, are complete and correct and fairly present the financial condition of Debtor as of the date thereof. Said financial statements were prepared in conformity with GAAP applied on a basis consistent with the preceding year. No Material Adverse Change has occurred since said date in the financial position or in the result of operations of Debtor in its business taken as a whole.

         Section 4.3. Litigation. Other than as has been disclosed previously to Bank in writing, there are no legal actions, suits or proceedings pending or threatened against or affecting Debtor or any of its properties before any court or administrative agency (federal, state or local), which, if determined adversely to Debtor would constitute a Material Adverse Change to it, and there are no judgments or decrees affecting Debtor or its properties which are or may become an Encumbrance against such properties.

         Section 4.4. Approvals. No authorization, consent, approval or formal exemption of, nor any filing or registration with, any governmental body or regulatory authority (federal, state or local), and no vote, consent or approval of the shareholders of Debtor is or will be required in connection with the execution and delivery by Debtor of the Agreement, the Note, or the Related Documents or the performance by Debtor of its obligations hereunder and under the Note and the Related Documents.

         Section 4.5. Licenses. Debtor possesses adequate franchises, licenses and permits to own its properties and to carry on its business as presently conducted.

         Section 4.6. Adverse Agreements. Debtor is not a party to any agreement or instrument, or subject to any charter or other restriction, materially and adversely affecting its business, properties, assets, or operations or its condition (financial or otherwise), and Debtor is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, which default would constitute a Material

Adverse Change to Debtor.

         Section 4.7. Default or Event of Default. No Default or Event of Default hereunder has occurred or is continuing or will occur as a result of the giving effect hereto.

         Section 4.8. Employee Benefit Plans. Each employee benefit plan as to which Debtor may have any liability complies in all material respects with all applicable requirements of law and regulations, and (i) no Reportable Event (as defined in ERISA) has occurred with respect to any such plan, (ii) Debtor has not withdrawn from any such plan or initiated steps to do so, and (iii) no steps have been taken to terminate any such plan.

         Section 4.9. Information. All information heretofore or contemporaneously herewith furnished by Debtor to Bank for the purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all information hereafter furnished by or on behalf of Debtor to Bank will be, true and accurate in every material respect on the date as of which such information is dated or certified; and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading.

         Section 4.10. Environmental Matters. Except as may have been disclosed in writing to Bank prior to the date hereof, no properties of Debtor has ever been, and ever will be so long as this Agreement remains in effect, used for the generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Materials, except in compliance with such Environmental Laws. Except as may have been disclosed in writing by Debtor to Bank, Debtor represents and warrants that it is in compliance with all Environmental Laws affecting it and its properties.

         Section 4.11. Employer Identification Number; Name. Debtor's employer identification number is 56-1822494. Debtor has consistently utilized the name "Tanger Properties Limited Partnership."

         Section 4.12. Survival of Representations and Warranties. Debtor understands and agrees that Bank is relying upon the above representations and warranties in making the above referenced Loan to Debtor. Debtor further agrees that the foregoing representations and warranties shall be continuing in nature and shall remain in full force and effect until such time as the Indebtedness shall be paid in full, or until this Agreement shall be terminated, whichever is the last to occur.

         Section 4.13. No Margin Stock. Debtor is not engaged, and will not engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of the Loan hereunder will be used for "purchasing" or "carrying" "margin stock" as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of such Board of Governors.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

         Debtor, covenants and agrees in favor of Bank as follows:

         Section 5.1. Financial Statements. Debtor, will furnish or cause to be furnished to Bank:

         (a) within forty-five (45) days following the end of each calendar quarter commencing December 31, 1996, financial statements consisting of the balance sheets of Debtor as of the end of such quarter, and statements of income and statements of cash flow of Debtor for such quarter and for the fiscal year through such quarter, all certified by the Managing General Partner of Debtor, as having been prepared in accordance with GAAP consistently applied,

         (b) within forty-five (45) days following the end of each calendar quarter commencing December 31, 1996, consolidating financial statements of Debtor and Centers consisting of balance sheets of Debtor and Centers as of the end of such quarter, and statements of income and statements of cash flow of Debtor and Centers for such quarter and for the fiscal year through such quarter, all certified by the Managing General Partner of Debtor and the Chief Financial Officer of Centers as having been prepared in accordance with GAAP consistently applied,

         (c) as soon as available and in any event within one hundred twenty
(120) days following the end of each fiscal year commencing beginning with the fiscal year ending December 31, 1996, and each fiscal year thereafter, consolidating financial statements of Debtor and Centers consisting of a balance sheet as at the end of such fiscal year and statements of income, and statement of cash flow for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all certified by the Managing General Partner of Debtor and the Chief Financial Officer of Centers as having been prepared in accordance with GAAP consistently applied,

         (d) as soon as available and in any event within one hundred twenty
(120) days following the close of fiscal year of Debtor audited, consolidated and consolidating financial statements of Debtor and Centers consisting of a balance sheet as at the end of such fiscal year and statements of income, and statement of cash flow for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, certified by independent public accountants of recognized standing acceptable to Bank, and

         (e) within forty-five (45) days after the end of each calendar quarter, a certificate signed by the Managing General Partner of Debtor and the Chief Financial Officer of Centers certifying that it has reviewed this Agreement and to the best of its knowledge no Default or Event of Default has occurred, or if such Default or Event of Default has occurred, specifying the nature and extent thereof, and that all financial covenants in this Agreement have been met, and providing a computation of all financial covenants contained herein.

         Section 5.2. Notice of Default; Litigation; ERISA Matters. Debtor will give written notice to Bank as soon as reasonably possible and in no event more than five (5) Business Days of (i) the occurrence of any Default or Event of Default hereunder of which it has knowledge, (ii) the filing of any actions, suits or proceedings against Debtor in any court or before any governmental authority or tribunal of which it has knowledge which could cause a Material Adverse Change with respect to Debtor, (iii) the occurrence of a reportable event under, or the institution of steps by Debtor to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which Debtor may have liability, or (iv) the occurrence of any other action, event or condition of any nature of which Debtor has knowledge and in good faith believes may cause, or lead to, or result in, any Material Adverse Change to Debtor.

         Section 5.3. Maintenance of Partnership Existence and Properties. Debtor will (i) continue to engage in the business presently being operated by it; (ii) maintain its partnership existence and good standing in each jurisdiction in which it is required to be qualified; (iii) keep and maintain all franchises, licenses and properties necessary in the conduct of its business in good order and condition; and (iv) duly observe and conform to all material requirements of any governmental authorities relative to the conduct of its business or the operation of its properties or assets.

         Section 5.4. Taxes. Debtor shall pay or cause to be paid when due, all taxes, local and special assessments, and governmental and other charges of every type and description, that may from time to time be imposed, assessed and levied Debtor and its properties. Debtor further agrees to furnish Bank with evidence that such taxes, assessments, and governmental and other charges due by Debtor have been paid in full and in a timely manner. Debtor may withhold any such payment or elect to contest any lien if Debtor is in good faith conducting an appropriate proceeding to contest the obligation to pay.

         Section 5.5. Required Insurance. Debtor shall maintain insurance with insurance companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which each of its properties is located, including, but not limited to property, liability, business interruption, and flood insurance, and as shall be reasonably satisfactory to Bank.

         Debtor agrees, if requested by Bank to provide Bank with originals or certified copies of such policies of insurance. Debtor further agrees, if requested by Bank to furnish Bank with copies of all renewal notices and, if requested by Bank, with copies of receipts for paid premium.

         Section 5.6. Payment and Performance. Debtor shall duly and punctually pay and perform its obligations under the Note, this Agreement (as the same may at any time be amended or modified and in effect) and under each of the Related Documents, in accordance with the terms hereof and thereof.

         Section 5.7. Compliance with Environmental Laws. Debtor shall comply with and shall cause all of its employees, agents, invitees or sublessees to comply with all Environmental Laws with respect to the disposal of industrial refuse or waste, and/or the discharge, procession, treatment, removal, transportation, storage and handling of Hazardous Materials, and pay immediately when due from Debtor the cost of removal of any such from, and keep its properties free of any lien imposed pursuant to any such laws, rules, regulations or orders.

         Regardless of whether any Event of Default hereunder shall have occurred and be continuing, Debtor (i) releases and waives any present or future claims against Bank for indemnity or contribution in the event Debtor becomes liable for remediation costs under any Environmental Laws, and (ii) agrees to defend, indemnify and hold harmless Bank from any and all liabilities (including strict liability), actions, demands, penalties, losses, costs or expenses (including, without limitation, reasonable attorneys fees and remedial costs), suits, administrative orders, agency demand letters, costs of any settlement or judgment and claims of any and every kind whatsoever which may now or in the future (whether before or after the termination of this Agreement) be paid, incurred, or suffered by, or asserted against Bank by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, or release from or onto the property of Debtor of any hazardous materials, wastes or conditions regulated by any Environmental Laws, contamination resulting therefrom, or arising out of, or resulting from, the environmental condition of such property or the applicability of any Environmental Laws not caused by Bank, Bank's employees or agents (the costs and/or liabilities described in (i) and (ii) above being hereinafter referred to as the "Liabilities"). The covenants and indemnities contained in this Section
5.7 shall survive termination of this Agreement.

         Section 5.8. Further Assurances. Debtor will, at any time and from time to time, execute and deliver such further instruments and take such further action as may reasonably be requested by Bank, in order to cure any defects in the execution and delivery of, or to comply with or accomplish the covenants and agreements contained in this Agreement or the Loan Documents.

         Section 5.9. Financial Covenants. Debtor shall comply with the following covenants and ratios:

         (a) Debtor will not permit its ratio of Debt to Total Assets to exceed 0.6:1.0.

         (b) Debtor will not permit its ratio of its Secured Debt to Total Assets to exceed 0.4:1.0.

         (c) Debtor will maintain its Debt Service Ratio at not less than 2.0:1.0, computed on a rolling four-quarter average.

         (d) Debtor shall maintain Adjusted Unencumbered Assets equal to its Total Committed Unsecured Debt.

         (e) Debtor shall maintain Net Worth, inclusive of minority interests, equal to or in excess of $120,000,000.00.

         (f) Debtor shall not declare or pay (or set aside reserves for payment of) any dividends or distributions or make any shareholder/affiliate loans; provided, however, that Debtor may make distributions to its partners in any fiscal year period not in excess of its Funds from Operations, measured as of the end of each of Debtor's fiscal years.

         Section 5.10. Operations. Debtor shall conduct its business affairs in a reasonable and prudent manner and in compliance with all applicable federal, state and municipal laws, ordinances, rules and regulations respecting its properties, charters, businesses and operations, including compliance with all minimum funding standards and other requirements of ERISA of 1974, and other laws applicable to any employee benefit plans which they may have.

         Section 5.11. Employee Benefit Plans. So long as this Agreement remains in effect, Debtor will maintain each employee benefit plan as to which they may have any liability, in compliance with all applicable requirements of law and regulations.

         Section 5.12 Use of Proceeds. Debtor shall use the proceeds of the Loan solely for construction of additional factory outlet centers, acquisition of existing factory outlet centers, expansion phases of existing centers, and for general working capital purposes.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

         Debtor agrees in favor of Bank as follows:

         Section 6.1. Limitations on Fundamental Changes. Without the prior written consent of Bank, Debtor shall not change the nature of its business, or form any subsidiary the effect of which would have a material adverse effect on Debtor's financial condition, nor shall it enter into any transaction of merger or consolidation the effect of which would have a material adverse effect on Debtor's financial condition, or liquidate or dissolve itself (or suffer any liquidation or dissolution).

         Section 6.2. Disposition of Assets. Except for leases with tenants in the ordinary course of business, Debtor shall not convey, sell, lease, assign, transfer or otherwise dispose of, any of its properties whether now owned or hereafter acquired except property disposed of in the ordinary course of business, provided that, if such property is to be replaced, the net cash proceeds of each such transaction are applied to obtain a replacement item or items within 30 days of the disposition thereof. Without limitation of other transfers that may be deemed to be in the ordinary course of business for the purposes hereof, the transfer during any annual period, commencing on the date hereof or any anniversary hereof, of (a) properties having an aggregate value less than the lesser of (i) $30,000,000.00 or (ii) 10% of Total Assets, or (b) outparcels of developed or acquired factory outlet centers, shall be deemed to be in the ordinary course of business.

         Section 6.3. Other Agreements. Debtor will not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

         Section 6.4. Transactions with Affiliates. Debtor will not enter into any agreement with any Affiliates or Subsidiaries except to the extent that such agreements are commercially reasonable which provide for terms which would normally be obtainable in an arm's length transaction with an unrelated third party.

                                   ARTICLE VII

                                EVENTS OF DEFAULT

         Section 7.1. Events of Default. The occurrence of any one or more of the following shall constitute an Event of Default:

         Default Under the Indebtedness. Should Debtor default in the payment of principal or interest under the Indebtedness of Debtor and such default shall not be cured within ten days of the occurrence thereof.

         Default Under this Agreement. Should Debtor violate or fail to comply fully with any of the terms and conditions of, or default under, this Agreement and such default not be cured within thirty days after Debtor has knowledge of the occurrence thereof (provided, however, that no cure period shall be available for a default in the obligation to maintain insurance coverages required hereby) (provided further, however, if such default cannot with due diligence be cured within said 30 days and further provided that Debtor shall have promptly commenced to cure said default within such 30 days and diligently pursues the same to completion Borrower shall have an additional reasonable period of time in which to cure said default).

         Default Under the Guaranty. Should Centers default in the terms of the Guaranty, or should Centers assert the invalidity, unenforceability, or uncollectability of the Guaranty and such default not be cured within thirty days after Centers have knowledge of the occurrence thereof (provided, however, if such default cannot with due diligence be cured within said 30 days and further provided that Centers shall have promptly commenced to cure said default within such 30 days and diligently pursues the same to completion Centers shall have an additional reasonable period of time in which to cure said default).

         Default Under Other Agreements. Should any event of default occur or exist under any of the Related Documents or should Debtor violate, or fail to comply fully with, any terms and conditions of any of the Related Documents and such default not be cured within thirty days of the occurrence thereof (provided, however, that no cure period shall be available for a default in the obligation to maintain insurance coverages required thereby)(provided further, however, if such default cannot with due diligence be cured within said 30 days and further provided that Debtor shall have promptly commenced to cure said default within such 30 days and diligently pursues the same to completion Debtor shall have an additional reasonable period of time in which to cure said default.

         Default in Favor of Third Parties. The Debtor or Centers shall fail to make any payment of principal of or interest on (i) any recourse Debt of the Debtor or Centers of $5,000,000 or more in the aggregate (other than any Debt under this Agreement, the Note, or the Related Documents) within the applicable cure period; or (ii) any non-recourse Indebtedness of the Debtor or Centers of $10,000,000 or more in the aggregate (other than Debt under this Agreement, the Note, or the Related Documents) within the applicable cure period; and if the effect of such failure described in subclause (i) or (ii) is to accelerate, or to permit the holder of such aggregate Debt or any other Person to accelerate, the maturity of such Debt; or such Debt shall be required to be prepaid (other than by a regularly scheduled required prepayment) in whole or in part prior to its stated maturity.

         Management. Should a change occur in Debtor's Management Team (hereinafter defined) and Bank in its reasonable judgment shall determine that such change may lead to a Material Adverse Change in Debtor. As used herein, Debtor's Management Team shall mean any of the President or Chairman of the Board of Centers or the senior financial or operating officers of the Debtor. Debtor shall have thirty days after notice from Bank of default to cure any default under this subparagraph.

         Insolvency. The following occurrences shall constitute an Event of Default hereunder:

         (a) Filing by Debtor or Centers of a voluntary petition or any answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any applicable bankruptcy act or law, or under any other insolvency act or law, now or hereafter existing, or any action by Debtor or Centers consenting to, approving of, or acquiescing in, any such petition or proceeding; the application by Debtor for, or the appointment by consent or acquiescence of, a receiver or trustee of Debtor or Centers for all or a substantial part of the property of any such person; the inability of Debtor or Centers or the admission by Debtor or Centers in writing, of its inability to pay its debts as they mature (the term "acquiescence" means the failure to file a petition or motion in opposition to such petition or proceeding or to vacate or discharge any order, judgment or decree providing for such appointment within sixty (60) days after the appointment of a receiver or trustee); or

         (b) Filing of an involuntary petition against Debtor or Centers in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any applicable bankruptcy act or law, or under any other insolvency act or law, now or hereafter existing and such petition remains undismissed or unanswered for a period of sixty (60) days from such filing; or the insolvency appointment of a receiver or trustee of Debtor or Centers for all or a substantial part of the property of any such Person and such appointment remains unvacated or unopposed for a period of sixty (60) days from such appointment, execution or similar process against any substantial part of the property of Debtor and such warrant remains unbonded or undismissed for a period of sixty (60) days from notice to Debtor of its issuance.

         Dissolution Proceedings. Should proceedings for the dissolution or appointment of a liquidator of Debtor or Centers be commenced by Debtor or Centers.

         False Statements. Should any representation or warranty of Debtor made in connection with the Indebtedness prove to be incorrect or misleading in any material respect when made or reaffirmed.

         Material Adverse Change. Should a Material Adverse Change with respect to Debtor or Centers occur at any time and not be cured within 30 days of the occurrence thereof.

         REIT. Should Centers lose its tax status as a REIT, or should Centers fail to keep and maintain all franchises, licenses and properties necessary in the conduct of its business, or shall fail to continue in its business as presently conducted, or should Centers acquire or create any additional subsidiaries or Affiliates, or should Centers fail to distribute to the Debtor the net proceeds of any public offerings of stock or securities or any other proceeds obtained by Centers in any public or private offerings.

         Upon the occurrence of an Event of Default, the Commitment of Bank under this Agreement will terminate immediately (including any obligation to make any further loans to or for the account of Debtor), and, at Bank's option, the Note and all Indebtedness of Debtor will become immediately due and payable, all without notice of any kind to Debtor, except that in the case of type described in the "Insolvency" subsection above, such acceleration shall be automatic and not optional.

         Section 7.2. Waivers by Debtor. Except as otherwise provided for in this Agreement and by applicable law, as pertains to the Indebtedness Debtor waives presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Bank on which Debtor may in any way be liable and hereby ratify and confirm whatever Bank may do in this regard.


                                  ARTICLE VIII
                                   [RESERVED]

                                   ARTICLE IX

                                  MISCELLANEOUS

         Section 9.1. No Waiver; Modification in Writing. No failure or delay on the part of Bank in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No amendment, modification or waiver of any provision of this Agreement or of the Note, nor consent to any departure by Debtor therefrom, shall in any event be effective unless the same shall be in writing signed by or on behalf of Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Debtor in any case shall entitle Debtor to any other or further notice or demand in similar or other circumstances.

         Section 9.2. Payment on Non-Business Day. Whenever any payment to be made hereunder or on account of the Note shall be scheduled to become due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in computing interest and fees payable hereunder or on account of the Note.

         Section 9.3. Addresses for Notices. All notices and communications provided for hereunder shall be in writing and, shall be mailed, by certified mail, return receipt requested, or delivered as set forth below unless any person named below shall notify the others in writing of another address, in which case notices and communications shall be mailed, by certified mail, return receipt requested, or delivered to such other address.

                  If to Bank:

                           SouthTrust Bank of Alabama,
                           National Association
                           420 North 20th Street
                           Birmingham, Alabama 35203

                           Attention:  Southeastern Banking


                  With copy to:

                           SouthTrust Bank of Alabama,
                           National Association
                           652 Morrison Blvd.
                           Suite 318
                           Charlotte, NC 28211
                           Attention:  North Carolina Corporate


                  If to Debtor:

                           Tanger Properties Limited Partnership
                           c/o Tanger Factory Outlet Centers, Inc.
                           1400 W. Northwood Street
                           Greensboro, NC  27408
                           Attn:    Mr. Stanley K. Tanger

                  With copy to:

                           Vernon Law Firm
                           P. O. Box 2958
                           522 S. Lexington Ave.
                           Burlington, N.C.   27216
                           Attn:    R. Joyce Garrett, Esquire

         Section 9.4. Fees and Expenses. Debtor agrees to pay all fees, costs and expenses of Bank in connection with the preparation, execution and delivery of this Agreement and all Related Documents to be executed in connection herewith and subsequent modifications or amendments to any of the foregoing, including without limitation, the reasonable fees and disbursements of counsel to Bank, and to pay all costs and expenses of Bank in connection with the enforcement of this Agreement, the Note or the Related Documents, including reasonable legal fees and disbursements arising in connection therewith.

         Section 9.5. Governing Law Jurisdiction. (a) This Agreement and the Note shall be deemed to be contracts made under the laws of the State of Alabama and for all purposes shall be construed in accordance with the laws of said State. (b) DEBTOR AND BANK HEREBY IRREVOCABLY CONSENT TO THE JURISDICTION OF THE STATE COURTS OF ALABAMA AND THE FEDERAL COURTS IN ALABAMA AND AGREE THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR BROUGHT TO ENFORCE THE PROVISIONS OF THE NOTE, THIS AGREEMENT AND/OR THE RELATED DOCUMENTS SHALL BE BROUGHT IN ANY SUCH COURT IN ALABAMA HAVING SUBJECT MATTER JURISDICTION; PROVIDED HOWEVER, AT THE ELECTION OF BANK, ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN THE STATE COURTS OF NORTH CAROLINA AND THE FEDERAL

COURTS IN NORTH CAROLINA.

         Section 9.6. WAIVER OF JURY TRIAL. To the extent permitted by applicable law, DEBTOR AND BANK HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH DEBTOR OR BANK MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO (i) THE NOTE, (ii) THIS AGREEMENT, OR (iii) ANY RELATED DOCUMENT. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY DEBTOR AND BANK, AND DEBTOR AND BANK HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. DEBTOR AND BANK EACH FURTHER REPRESENT THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

         Section 9.7. Severability. If a court of competent jurisdiction finds any provision of this Agreement to be invalid or unenforceable as to any person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other persons or circumstances. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

         Section 9.8. Consent to Loan Participation; Sales and Assignments (a) Debtor agrees that Bank may sell or transfer, whether now or later, one or more participation interests in the Indebtedness of Debtor arising pursuant to this Agreement to one or more purchasers. Bank may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Bank may have about Debtor or about any other matter relating to such Indebtedness, and Debtor hereby waives any rights to privacy it may have with respect to such matters. Debtor additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interests. Debtor agrees that the purchasers of any such participation interest will be considered as the absolute owners of such interests in such Indebtedness.

         (b) Bank may assign to other banks or other Persons that have a short-term unsecured debt rating of at least P-1 from Moody's Investor Service or A-1 from Standard & Poor Rating Group, in amounts not less than $5,000,000.00, whether related or unrelated to Bank, all or a portion of its interest, rights and obligations under this Agreement; provided, however, that
(i) provided no Event of Default is continuing, consent of the Debtor shall be required prior to any transfer becoming effective, which consent will not be unreasonably withheld, delayed or conditioned, (ii) the parties to each assignment shall execute an Assignment and Acceptance in form satisfactory to Bank (each an "Assignment and Acceptance"), together with the Note subject to such assignment; and (iii) each such assignment shall be of all of the assigning bank's rights and obligations under this Agreement. Upon such execution, delivery and acceptance, from and after the effective date specified in the

Assignment and Acceptance, (a) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of the Bank hereunder and (b) the Bank hereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto). Notwithstanding anything contained in this Agreement to the contrary, Bank may at any time assign all or any portion of its rights under this Agreement and the Note issued to it as collateral to a Federal Reserve Bank; provided that no such assignment shall release Bank from any of its obligations hereunder; provided further such Federal Reserve Bank shall not be considered a bank for purposes of this Agreement or the Related Documents.

         (c) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Bank assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Related Documents or the execution, legality, validity enforceability, genuineness, sufficiency or value of this Agreement or any of the Related Documents or any other instrument or document furnished pursuant thereto; (ii) such Bank assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Debtor or the performance or observance by the Debtor of any of its obligations under this Agreement or any of the other Related Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.1 hereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will independently and without reliance upon the Bank assignor, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Related Documents;and (v) such assignee agrees that it will perform in accordance with their terms all obligations set by the terms of this Agreement and the Related Documents as are required to be performed by it as Bank.

         (d) Bank's right to sell a participation under Section 9.8 (a), and Debtor's consent given with respect to Section 9.8(b), is conditioned on the following: (i) any transferee of information must protect and maintain all disclosed information, including but not limited to tenant names and sales data, confidential and such information may be used for no other purpose other than evaluating the purchase of participation interests; (ii) every transferee must execute an appropriate confidentiality/use agreement prior to Bank delivering to such transferee any information; and (iii) Bank must provide Debtor a copy of such signed confidentiality/use agreement prior to making disclosure to such transferee.

         Section 9.9 Successors and Assigns

         This Agreement shall be binding upon and inure to the benefit of the Debtor and the Bank and their respective successors and assigns; provided, however, that the Debtor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Bank, and any such assignment or transfer without such a consent shall be null and void.

         Section 9. 10. Headings. Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

         Section 9.11. Counterparts. This Agreement may be executed in counterparts and different parties hereto may execute different counterparts, but all counterparts together shall constitute a single document.

         Section 9. 12 Amendments. This Agreement may be amended from time to time, but only in writing, by Bank and Debtor, including amendments to modify the amount of the Commitment and to admit additional banks as parties to this Agreement (in addition to the provisions of Section 9.8 hereof regarding assignments of existing interests) provided, however, any such amendments shall not require Debtor providing additional resolutions or opinions of counsel unless such amendment involves an increase in the Commitment Amount and a related amendment to the Guaranty to increase the guaranty amount, in which case Bank may require additional resolutions and opinions .

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DEBTOR:                                                  BANK:

TANGER PROPERTIES LIMITED                       SOUTHTRUST BANK OF ALABAMA,
PARTNERSHIP                                              NATIONAL ASSOCIATION

BY: TANGER FACTORY OUTLET
    CENTERS, INC.
    General Partner

By: _______________________________                By: ______________________
    Stanley K. Tanger                           Name:
    Title:  Chairman of the Board                    Title:
              Chief Executive Officer

STATE OF ____________
COUNTY OF ___________

         The foregoing Loan Agreement was sworn to and subscribed before me this ____ day of November, 1996, by Stanley K. Tanger, who is personally known to me, as Chairman of the Board and Chief Executive Officer of Tanger Factory Outlet Centers, Inc., general partner of Tanger Properties Limited Partnership.


                                               -------------------------------
                                               Print Name:
                                               Notary Public, State of ________
                                               My Commission Number is:
                                               My Commission Expires:

                                    Exhibit A

                                Commitment Amount

                                 $15,000,000.00

                                    Exhibit B
                                  Form of Note

                                 PROMISSORY NOTE

Principal Amount: $15,000,000                   Date of Note:  November 18, 1996

PROMISE TO PAY. TANGER PROPERTIES LIMITED PARTNERSHIP, a North Carolina Limited Partnership ("Debtor") promises to pay to the order of SOUTHTRUST BANK OF ALABAMA, NATIONAL ASSOCIATION ("Bank"), in lawful money of the United States of America the sum of FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000) or such other or lesser amounts as may be reflected from time to time on the books and records of Bank as evidencing the aggregate unpaid principal balance of loan advances made to Debtor on a multiple advance basis as provided below, together with simple interest assessed at the Prime Rate or LIBOR Adjusted Rate as selected by Debtor pursuant to the Loan Agreement (defined below), commencing on the date hereof and continuing until this Note is paid in full, or until default under this Note with interest thereafter being subject to the default interest rate provisions set forth herein. This Note is issued pursuant to, and entitled to the benefits of, that certain Loan Agreement dated as of November 18, 1996 between Debtor and the Bank, as the same may be amended, modified, or restated from time to time (as so amended, modified, or restated, the "Loan Agreement"). This Note is further entitled to the benefits of the Guaranty, as defined in the Loan Agreement.

MULTIPLE ADVANCE LOAN. This Note contemplates multiple loan advances. Debtor is entitled to borrow, repay, and borrow again, provided, that the aggregate of all loan advances outstanding at any time shall not exceed the principal amount listed above, and provided further that the provisions of the Loan Agreement shall govern the conditions and provisions of borrowings and repayments hereunder. Debtor agrees to be liable for all sums either: (a) advanced in accordance with the instructions of an authorized person or (b) credited to any of Debtor's deposit accounts with Bank in accordance with the instructions of an authorized person. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Bank's internal records, including daily computer print-outs.

PAYMENT. Debtor will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on the Termination Date as defined in the Loan Agreement. In addition, Debtor will pay monthly payments of accrued unpaid interest beginning December 15, 1996 and all subsequent interest payments are due on the same day of each month after that until this Note is paid in full. Interest on this Note is computed on a 365/360 simple interest basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Debtor will pay Bank at the address shown in the Loan Agreement, or at such other place as Bank may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges.

PREPAYMENT. Debtor may prepay this Note in whole or in part at any time subject to the terms and provisions of the Loan Agreement. If Debtor prepays this Note in full, or if Bank accelerates payment, Debtor understands that, unless otherwise required by law, any prepaid fees or charges will not be subject to rebate and will be earned by Bank at the time this Note is signed.

LATE CHARGE. If Debtor fails to pay any payment under this Note in full within 10 days of when due, Debtor agrees to pay Bank a late payment fee in an amount equal to 3.000% of the unpaid amount of the payment, or U.S. $25.00, whichever is greater, with a maximum of $200.00. Late charges will not be assessed following declaration of default and acceleration of maturity of this Note.

DEFAULT. The following actions and/or inactions shall constitute Events of Default under this Note: The occurrence of an Event of Default under the Loan Agreement

BANK'S RIGHTS UPON DEFAULT. Should any one or more Events of Default occur or exist under this Note as provided above, Bank shall have the right, at its sole option, to declare formally this Note to be in default and to accelerate the maturity and insist upon immediate payment in full of the unpaid principal balance then outstanding under this Note, plus accrued interest, together with reasonable attorneys' fees, costs, expenses and other fees and charges as provided in the Loan Agreement.

INTEREST AFTER DEFAULT. If Bank declares this Note to be in default, based upon an Event of Default, Bank has the right prospectively to adjust and fix the simple interest rate under this Note until this Note is paid in full, to eighteen (18%) percent per annum (the "Post-Default Rate")

ATTORNEYS' FEES. If Bank refers this Note to an attorney for collection, or files suit against Debtor to collect this Note, or if Debtor files for bankruptcy or other relief from creditors, Debtor agrees to pay Bank's reasonable attorneys' fees in an amount not exceeding 25.000% of the unpaid debt then owing under this Note.

NSF CHECK CHARGES. In the event that Debtor makes any payment under this Note by check and Debtor's check is returned to Bank unpaid due to nonsufficient funds in my deposit account, Debtor agrees to pay Bank an additional NSF check charge equal to $15.00.

FINANCIAL STATEMENTS. Debtor agrees to provide Bank with such financial statements and other related information at such frequencies and in such detail as Bank may reasonably request as set forth in the Loan Agreement.

GOVERNING LAW. Debtor agrees that this Note and the loan evidenced hereby shall be governed under the laws of the State of Alabama.

WAIVERS. To the extent permitted by applicable law, Debtor and each guarantor of this Note hereby waive presentment for payment, protest, notice of protest and notice of nonpayment, and severally agree that their obligations and liabilities to Bank hereunder shall be on a "solidary" or "joint and several" basis. Debtor and each guarantor further severally agree that discharge or release of any party who is or may be liable to Bank for the indebtedness represented hereby shall not have the effect of releasing any other party or parties, who shall remain liable to Bank Debtor and each guarantor additionally agree that Bank's acceptance of payment other than in accordance with the terms of this Note, or Bank's subsequent agreement to extend or modify such repayment terms, or Bank's failure or delay in exercising any rights or remedies granted to Bank shall likewise not have the effect of releasing Debtor or any other party or parties from their respective obligations to Bank, or of releasing any collateral that directly or indirectly secures repayment hereof. In addition, any failure or delay on the part of Bank to exercise any of the rights and remedies granted to Bank shall not have the effect of waiving any of Bank's rights and remedies. Any partial exercise of any rights and/or remedies granted to Bank shall furthermore not be construed as a waiver of any other rights and remedies; it being Debtor's intent and agreement that Bank's rights and remedies shall be cumulative in nature. Debtor and each guarantor further agree that, should any Event of Default occur or exist under this Note, any waiver or forbearance on the part of Bank to pursue the rights and remedies available to Bank, shall be binding upon Bank only to the extent that Bank specifically agrees to any such waiver or forbearance in writing. A waiver or forbearance on the part of Bank as to one default event shall not be construed as a waiver or forbearance as to any other default. Debtor and each guarantor of this Note further agree that any late charges provided for under this Note will not be charges for deferral of time for payment and will not and are not intended to compensate Bank for a grace or cure period, and no such deferral, grace or cure period has or will be granted to Debtor in return for the imposition of any late charge. Debtor recognizes that Debtor's failure to make timely payment of amounts due under this Note will result in damages to Bank, including but not limited to Bank's loss of the use of amounts due, and Debtor agrees that any late charges imposed by Bank hereunder will represent reasonable compensation to Bank for such damages.

SUCCESSORS AND ASSIGNS LIABLE. Debtor's and each guarantor's obligations and agreements under this Note shall be binding upon Debtor's and each guarantor's respective successors, heirs, legatees, devisees, administrators, executors and assigns. The rights and remedies granted to Bank under this Note shall inure to the benefit of Bank's successors and assigns, as well as to any subsequent holder or holders of this Note.

CAPTION HEADINGS. Caption headings of the sections of this Note are for convenience purposes only and are not to be used to interpret or to define their provisions. In this Note, whenever the context so requires, the singular includes the plural and the plural also includes the singular.

SEVERABILITY. If any provision of this Note is held to be invalid, illegal or unenforceable by any court, that provision shall be deleted from this Note and the balance of this Note shall be interpreted as if the deleted provision never existed.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER HEREBY WAIVES THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY BANKOR BORROWER AGAINST THE OTHER TO THE EXTENT PERMITTED BY APPLICABLE LAW.

BORROWER:
TANGER PROPERTIES LIMITED PARTNERSHIP

By: TANGER FACTORY OUTLET CENTERS, INC.

         By: ___________________________________
                  Stanley K. Tanger
                  Chairman of Board
                  Chief Executive Officer

                                    Exhibit C

                                Termination Date

                                January 15, 1998

                                    Exhibit D


                                 Minimum Advance


LIBOR Rate Advances __________________________________$500,000.00

Prime Rate Advances___________________________________$100,000.00